December 18, 2019	FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Kristina Waugh, 727.567.7654
raymondjames.com/news-and-media/press-releases

RAYMOND JAMES FINANCIAL REPORTS NOVEMBER 2019 OPERATING DATA

ST. PETERSBURG, Fla. - In an effort to provide timely information to investors about general trends in our major business segments, we are releasing selected operating data for November 2019. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

Record client assets under administration of $876.4 billion increased 15% over November 2018 and 3% over October 2019. Record financial assets under management of $148.5 billion increased 10% over November 2018 and 2% over October 2019. Growth of client assets was driven by the net addition of Private Client Group financial advisors and equity market appreciation.

“Our client-first culture and award-winning technology platform continue to resonate with financial advisors and their clients,” said Chairman and CEO Paul Reilly. “Importantly, activity levels for financial advisor recruiting and the M&A business remain strong.”

Clients’ domestic cash sweep balances of $37.1 billion were essentially flat compared to October 2019, however, cash sweep balances have increased thus far in December.

Net loans at Raymond James Bank of $21.0 billion increased 7% over November 2018 and were flat compared to October 2019.

About Raymond James Financial, Inc.

Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. The company has approximately 8,000 financial advisors. Total client assets are $876 billion. Public since 1983, the firm is listed on the New York Stock Exchange under the symbol RJF. Additional information is available at www.raymondjames.com.

Raymond James Financial, Inc. Selected Key Metrics (Unaudited)

$ in billions	As of			% change from
	November 30, 2019	November 30, 2018	October 31, 2019	November 30, 2018	October 31, 2019
Client assets under administration	$876.4	$764.0	$853.9	15%	3%
Private Client Group assets under administration	$835.9	$728.9	$813.3	15%	3%
Private Client Group assets in fee-based accounts	$431.5	$356.8	$419.5	21%	3%
Financial assets under management	$148.5	$134.8	$145.6	10%	2%

Raymond James Bank loans, net	$21.0	$19.7	$21.0	7%	—

Clients’ domestic cash sweep balances	$37.1	$42.0	$37.2	(12)%	—